Exhibit 99.1

OncoGenex Pharmaceuticals, Inc. Reports Financial Results for Year End 2015

Conference call to be held on Wed., March 9, 2016 at 4:30 p.m. Eastern Time

BOTHELL, WA, and VANCOUVER, British Columbia, March 9, 2016 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced year end 2015 financial results and provided a summary of anticipated milestones.

Financial Results and Anticipated Near-term Milestones

As of December 31, 2015, the company’s cash, cash equivalents and short-term investments increased to $55.2 million from $47.1 million as of December 31, 2014.

Based on current expectations, OncoGenex believes that its cash, cash equivalents and short-term investments will be sufficient to fund its currently planned operations into the third quarter of 2017. Depending on timing of enrollment or event-driven final analyses, the expected key milestones and activities are as follows:

•	Custirsen
o

Announcing AFFINITY trial results, the phase 3 trial evaluating a survival benefit for custirsen in combination with cabazitaxel as second-line chemotherapy in approximately 630 patients with castrate-resistant prostate cancer. The final analysis for the intent-to-treat population is expected in the third quarter of 2016.

o

Announcing ENSPIRIT trial results, the phase 3 trial evaluating a survival benefit for custirsen in combination with docetaxel as second-line chemotherapy in approximately 700 patients with non-small cell lung cancer. The final survival analysis is expected in the first half of 2017.

•	Apatorsen
o

Announcing Borealis-2 trial results, an investigator-sponsored, randomized phase 2 trial evaluating apatorsen in combination with docetaxel treatment compared to docetaxel treatment alone in patients with advanced or metastatic bladder cancer. Final results are expected in the second half of 2016.

o

Announcing Spruce trial results for the overall survival endpoint, the investigator-sponsored, randomized, placebo-controlled phase 2 trial evaluating apatorsen treatment with carboplatin and pemetrexed chemotherapy in patients with previously untreated advanced non-squamous NSCLC. Results, including evaluation of patients with high Hsp27 expression, are expected in the second half of 2016.

o

Preparing an investigational new drug application for FDA submission. The proposed Phase 1/2  study design would evaluate apatorsen for intravesical administration in combination with Bacillus Calmette-Guerin (BCG) treatment in patients with non-muscle invasive bladder cancer. In its feedback to OncoGenex at a pre-IND meeting, the FDA supported the study population and classification of subpopulations and deemed proposed definitions of primary and secondary endpoints acceptable.

Revenue for the fourth quarter and year ended December 31, 2015 was $6.0 million and $18.2 million, respectively. This compares with $5.7 million and $27.1 million, respectively, in the same periods in 2014. The decrease in 2015 as compared to 2014 was due primarily to lower collaboration revenue recognized for the reimbursement of expenses for the AFFINITY trial as a result of patients coming off treatment. This was partially offset by higher ENSPIRIT trial costs, which OncoGenex became responsible for pursuant to the Termination Agreement with Teva. Revenue recognized in 2015 is attributable to the advance reimbursement received in the second quarter of 2015, pursuant to the Termination Agreement with Teva, for research and development costs incurred by OncoGenex related to the custirsen development program.

Total operating expenses for the fourth quarter and year ended December 31, 2015 were $9.5 million and $36.9 million, respectively. Net loss for the fourth quarter and year ended December 31, 2015 was $1.7 million and $16.8 million, respectively.

As of March 9, 2016, OncoGenex had 29,812,998 shares outstanding.

Conference Call Details

OncoGenex will host a conference call at 4:30 p.m. Eastern Time today, Wednesday, March 9, 2016, to provide a business update and discuss the year end 2015 financial results. A live event will be available on the Investor Relations section of the OncoGenex website at www.OncoGenex.com. Alternatively, the live conference call may be accessed by dialing (877) 606-1416 (U.S. & Canada) or (707) 287-9313 (International). A webcast replay will be available approximately two hours after the call and will be archived on www.OncoGenex.com for 90 days.

About OncoGenex

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer and in patients with advanced, unresectable non-small cell lung cancer. Apatorsen is in Phase 2 clinical development and OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com and at the company's Twitter account: https://twitter.com/OncoGenex_IR.

OncoGenex' Forward Looking Statements
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the company’s anticipated product development activities, such as expected clinical trial enrollment, completion and design, statements regarding the potential benefits and potential development of its product candidates and statements regarding its expected financial results, use and adequacy of cash reserves and expected future cash requirements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that the company’s product candidates do not demonstrate the hypothesized or expected benefits, the risk of delays in its expected clinical trials, the risk that new data from its product candidates or new developments in the rapidly evolving cancer therapy landscape require changes in its clinical trial plans or limit the potential benefits of its products, the risk that its cash resources are insufficient to fund its planned activities for the time period expected and the other factors described in the company’s risk factors set forth in its filings with the Securities and Exchange Commission from time to time, including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Borealis-1™, Borealis-2™, and Spruce™ are registered trademarks of OncoGenex Pharmaceuticals, Inc.

OncoGenex Contact:

Jim DeNike

jdenike@oncogenex.com

(425) 686-1514

Consolidated Statements of Loss

(In thousands, except per share and share data)

(unaudited)

	Three months ended December 31		Twelve months ended December 31,
	2015	2014	2015	2014

Collaboration revenue	$6,024	$5,653	$18,160	$27,116

Operating expenses:
Research and development	6,587	9,852	25,108	46,224
General and administrative	2,915	2,733	11,805	10,625
Restructuring gain	—	(267)	—	(267)
Total operating expenses	9,502	12,318	36,913	56,582
Loss from operations	(3,478)	(6,665)	(18,753)	(29,466)
Other income (expense)	1,756	983	1,952	3,226
Net loss	$(1,722)	$(5,682)	$(16,801)	$(26,240)

Basic and diluted net loss per share	$(0.06)	$(0.26)	$(0.64)	$(1.45)

Weighted average number of basic and diluted common shares	29,804,655	21,499,446	26,147,344	18,098,799

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2015	2014

Assets:
Cash, cash equivalents, short term investments and restricted cash	$55,458	$47,308
Interest receivable	111	113
Amounts receivable	14	5,676
Prepaid expenses and other current assets	1,987	2,165
Property, equipment and other assets	639	1,029
Total assets	$58,209	$56,291

Liabilities and stockholders' equity:
Accounts payable and accrued liabilities	$13,217	$15,730
Current portion of long-tem obligations	52	236
Warrant liability	1,105	3,002
Lease termination liability	1,250	3,250
Deferred collaboration revenue	5,040	—
Long term liabilities	105	14
Stockholders' equity	37,440	34,059
Total liabilities and stockholders' equity	$58,209	$56,291